UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

MED-TECH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51574	98-0442163
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Suite 2200 - 1177 West Hastings Street
Vancouver, British Columbia, Canada V6E 2K3
(Address of principal executive offices)

(Registrant's telephone number, including area code) (604) 688-7526

Not Applicable
(Former name or former address, if changed since last report)

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Acquisition Agreement

On March 26, 2007, Med-Tech Solutions, Inc. (the “Company”) entered into an Acquisition Agreement (the “Agreement”) with The Four Rivers BioEnergy Company Inc., a Kentucky corporation (“4Rivers”), and all of the shareholders of 4Rivers (collectively the “Shareholders”) for the purpose of diversifying the Company’s business. Pursuant to the Agreement, the Company acquired 15% of all of the issued and outstanding shares of common stock, $0.001 par value per share (the “4Rivers Common Stock”), of 4Rivers (the “Shares”) and agreed to acquire and, 4Rivers and the Shareholders agreed to sell, the remaining 85% of the issued and outstanding shares of 4Rivers Common Stock (the “Remaining 4Rivers Shares”), subject to the satisfaction of various closing conditions as more fully described below and as set forth in Section 8 of the Agreement (the “Completion Conditions”). In consideration for the Shares, the Company paid to 4Rivers $2,000,000 out of the Proceeds (as defined below). Subject to the satisfaction of the Completion Conditions, pursuant to the terms of the Agreement, the Company would acquire the remaining 85% of the issued and outstanding shares of 4Rivers Common Stock for which the Company would then issue to the Shareholders an aggregate of 40,665,000 shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company and provide to 4Rivers the amount of the Main Funding (as defined below). The closing of the acquisition of the Remaining 4Rivers Shares is expected to occur no later than five months from the date of the Agreement (the “Interim Period”). The Company is presently conducting, and will continue to conduct, due diligence efforts to ensure that the Completion Conditions are fully satisfied.

The Completion Conditions include, but are not limited to (i) the satisfaction of various material terms of the Agreement, (ii) simultaneously with Completion (as defined in the Agreement) the closing by the Company of a financing in the minimum amount of $35,000,000 (the “Main Funding”), (iii) during the Interim Period, in its absolute discretion, the Company not concluding that the prospects for success of the 4Rivers’ Business (as defined in the Agreement) do not justify proceeding to Completion, (iv) the transactions contemplated under the Agreement having been approved by any regulatory authorities having jurisdiction over the transactions contemplated; (v) execution by 4Rivers or the Company into the respective Completion Agreements set forth in Schedule 7 of the Agreement, and (vi) completion and delivery by 4Rivers to the Company of 4Rivers’ audited financial statements for the period from inception to March 31, 2007, subject to additional delivery of 4Rivers’ interim financial statements depending on the Completion Date (as defined in the Agreement). With the exception of transactions contemplated under the Agreement, no material relationship exists between the shareholders of 4Rivers and the Company and/or its affiliates, directors, officers or any associate of an officer or director. The Company cannot provide any guarantee that the Completion Conditions will be satisfied or that it will be successful in its efforts to complete the Main Funding.

4Rivers is a developmental stage Kentucky corporation that plans to construct, own and manage seed processing facilities and refineries for the production of ethanol and bio-diesel products and for the sale and distribution of such products.

Private Placement

Also, on March 26, 2007, simultaneously with the execution of the Agreement, the Company entered into subscription agreements with several investors (the “Investors”) pursuant to which it sold 5,737,500 shares of its Common Stock (the “Common Shares”) at a per share price of $0.40 for aggregate gross proceeds of $2,294,762.45 (the “Proceeds”) received by the Company.

The Common Shares were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The offers and sales to the Investors were made in offshore transactions. None of the Investors were a U.S. person as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Such Investors acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

Item 3.02  Unregistered Sales of Equity Securities

See Item 1.01.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

Exhibit No.	Description

10.1
Acquisition Agreement dated March 26, 2007 entered into by and among the Company, The Four Rivers BioEnergy Company Inc., the shareholders of The Four Rivers BioEnergy Company Inc. and the individuals signatory thereto. *

10.2	Form of Subscription Agreement dated March 26, 2007 entered into by and among the Company and each of the subscribers signatories thereto. *

10.3	Escrow Agreement dated March 26, 2007 entered into by and among the Company, Sichenzia Ross Friedman Ference LLP and each of the subscribers signatories thereto. *

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Med-Tech Solutions, Inc.

Date: April 3, 2007	By:	/s/ Mark A. McLeary
Name: Mark A. McLeary
Title: Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director